Exhibit 99.1

Rex Energy Corporation Announces Agreement to Exchange of Outstanding

1.00%/8.00% Senior Secured Second Lien Notes due 2020 for Shares of

Common Stock

STATE COLLEGE, Pa., July 25, 2016 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) (“company”) announced today that it has entered into an exchange agreement with a fund managed by a certain holder (“holder”), pursuant to which the holder agreed to exchange $43.5 million aggregate principal amount of the company’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (“Exchanged Notes”) for approximately 16.8 million shares of common stock. With this transaction, total interest expense savings from the exchange will be approximately $11.1 million. The exchange is expected to close on or about July 25, 2016, at which time the Exchanged Notes will be cancelled.

“With a $43.5 million reduction in total debt and $11.1 million in savings on interest payments, this exchange represents another significant step in improving our balance sheet,” said Tom Stabley, Rex Energy’s President and Chief Executive Officer. “We have now executed multiple transactions since the end of the first quarter that have reduced our overall debt by approximately $84.0 million and created interest savings of over $22 million. We plan to pursue similar transactions to further improve our balance sheet and enhance our liquidity profile.”

The exchange is being made in reliance on the exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, as amended.

About Rex Energy Corporation

Headquartered in State College, Pennsylvania, Rex Energy is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com

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